Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4/A of Corvis Corporation of our report dated July 30, 2003, except as to the restatement described in Note 2 and the litigation described in Note 15 which is as of April 2, 2004, relating to the financial statements of the Broadband Operations of Broadwing Communications, Inc., which appears in Amendment No. 4 to the Current Report on Form 8-K/A of Corvis Corporation dated June 13, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Pricewaterhouse LLP

Austin, Texas

July 22, 2004